INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Del Toro Silver Corp.
(an exploration stage company)

We consent to the use in this Registration Statement on Form S-1/Amendment #1 of our Auditors’ Report dated January 15, 2009 on the balance sheet of Del Toro Silver Corp. (formerly Candev Resource Exploration, Inc.) (an exploration stage company) as at October 31, 2008, and 2007 and the related statements of operations, stockholders’ equity and cash flows for the years ended October 31, 2008 and 2007 and for the period from incorporation on January 10, 2006 to October 31, 2008.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

MACKAY LLP
CHARTERED ACCOUNTANTS

/s/ MacKay LLP

Vancouver, British Columbia
Canada

September 8, 2009